EXHIBIT 99.1


Gasco
------
Energy


For Release at 8:00 AM EDT on Monday, April 7, 2008

                     Gasco Energy Provides Operations Update

DENVER - (PR Newswire) - April 7, 2008 - Gasco Energy, Inc. (AMEX: GSX) today provided an interim operations update on its Riverbend Project in Utah's Uinta Basin.

Record Quarterly Production
Estimated cumulative net production for the quarter ended March 31, 2008 was 1,084 million cubic feet equivalent (MMcfe), an increase of 3% over first quarter 2007 production of 1,000 MMcfe. Net production increases are attributed to the completion of new wells and recompletions of existing wells partially offset by normal production declines in existing wells. Field personnel experienced severe weather conditions in January and February which affected production as wellheads and flow lines froze and reduced production on the coldest days in the quarter. Fewer completions were scheduled and others were delayed due to the cold weather resulting in fewer wells being brought online during the quarter. The wells that were brought online began flowing to sales late in the first quarter of 2008.


   Gasco Energy Net Production Detail
  ----------------------------------------------------------------------------
                                  Three months
                                      Ended
  --------------------------------- ------------ ----------- -----------------
                                     Mar. 31     Mar. 31         % Change
                                       2008*       2007
  --------------------------------- ------------ ----------- -----------------

  --------------------------------- ------------ ----------- -----------------
  Natural Gas / MMcf                   1,035       1,000            4%
  --------------------------------- ------------ ----------- -----------------
  Oil / MBbls                           8.2         8.4            -2%
  --------------------------------- ------------ ----------- -----------------
  Natural Gas Equivalents / MMcfe      1,084       1,051            3%
  --------------------------------- ------------ ----------- -----------------

*Includes preliminary production estimates for the first quarter of 2008

Drilling Activity
During the first quarter of 2008, Gasco spudded five gross wells (1.6 net) and reached total depth on 2.0 gross wells (0.67 net). All of the wells spud were drilled to the Upper Mancos shale. The Company is running two drilling rigs on its Riverbend project. Average time to TD on the past seven Mancos wells is 28.8 days out from surface casing, as compared to the Company's 25-day target for the Upper Mancos. Gasco drilled an Upper Mancos well in as little as 16 days from the same marker, but cold weather and mechanical issues on the rigs increased the average days to drill.

The GCS 23-16 (25% working interest, Gasco operated) is drilling below 7,000' on its way to testing the Dakota and full Mancos interval. This well is expected to reach its planned TD of 16,500' in early May.



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Completion Activity
During the quarter, Gasco conducted initial completion operations on four gross wells (1.3 net) and re-entered five gross wells (2.9 net) to complete behind-pipe pay zones. Three other wells were undergoing initial completion operations in the Upper Mancos at the end of the quarter. The Federal 14-31, which is Gasco's first Mancos/Dakota deep test, was recompleted into the Blackhawk and Mesaverde formations. This well is performing consistently with earlier expectations of 1.2-2.0 Bcf of reserves attributable to the Mancos. As discussed above, during the coldest part of the winter Gasco reduced its schedule of completion activities. With the arrival of more temperate weather Gasco has returned to a normal schedule of completion activities. In summary, since Gasco began targeting the Mancos interval in mid 2007, the Company has three Mancos producers, four Mancos wells in various stages of completions, and two Mancos wells awaiting initial completion. .

At March 31, 2008, Gasco operated 116 gross wells. The Company currently has an inventory of 31 operated wells with up-hole recompletions and two wells awaiting initial completion activities.

First Quarter Financial Results
Gasco expects to announce its first quarter results on or before May 6, 2008. The Company will schedule a conference call to be announced at a later date to discuss first quarter operational and financial results.

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit http://www.gascoenergy.com.

Forward-looking Statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those Gasco expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in Item 1. of the Company's 2007 filing on Form 10-K filed with the Securities and Exchange Commission on March 4, 2008.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044




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